Exhibit 99.1

ManpowerGroup Announces Leadership Transition

NEWS PROVIDED BY ManpowerGroup à Oct. 15, 2026, 06:20 AM CT

Becky Frankiewicz to Become Chief Executive Officer

Jonas Prising to Transition to Executive Chair

Appointments to Take Effect January 1, 2027

MILWAUKEE, Oct. 15, 2026 /PRNewswire/ -- ManpowerGroup (NYSE: MAN) today announced that its Board of Directors has elected Becky Frankiewicz Chief Executive Officer, effective January 1, 2027. Frankiewicz, who currently serves as President and Chief Strategy Officer, will also join ManpowerGroup’s Board of Directors. She will become the fifth CEO in the company’s almost 80-year history, succeeding Jonas Prising, who will transition to Executive Chair of the Board after serving as CEO since 2014. This transition reflects the Board’s long-term succession planning, underscoring ManpowerGroup’s commitment to leadership continuity and the strength of its executive team.

Becky Frankiewicz (left) and Jonas Prising

Since becoming President and Chief Strategy Officer, Frankiewicz has led ManpowerGroup’s commercial strategy, driving the integration of AI and agentic AI across the organization and positioning the company and its global brands – Manpower, Experis, and Talent Solutions – for the next era of growth, innovation and transformation.

Julie Howard, Lead Director of ManpowerGroup’s Board of Directors, stated, “On behalf of the Board, I would like to extend our gratitude to Jonas for his inspirational leadership and impactful stewardship of ManpowerGroup. Under his direction, the company has strengthened its brands, expanded higher-value talent and workforce management capabilities, and built a business that is more digital, diversified, and resilient. Following an extensive succession planning process, we are very pleased to endorse Becky as the next CEO for ManpowerGroup.”

“Leading ManpowerGroup over the past twelve years has been a great honor,” said Prising, “Becky and I have worked closely together on ManpowerGroup’s ongoing transformation, and I’ve seen firsthand the exceptional leadership, strategic perspective and deep commitment she brings to the Company. I have every confidence in Becky as she leads ManpowerGroup into its next chapter. I look forward to working closely with her to ensure a seamless transition, and supporting her and the team in my new role as Executive Chair.”

“I appreciate the confidence the Board and Jonas have placed in me, and the partnership Jonas and I have built,” Frankiewicz said. “ManpowerGroup’s strong legacy and clear purpose – grounded in our belief that meaningful and sustainable employment can change lives – are what first drew me to the company and remains the foundation for what comes next. As we enter our next chapter, we have a significant opportunity to accelerate our strategy, expand our AI capabilities, and deliver greater value through our ‘Human First, Digital Always’ approach. Together with our teams around the world, I look forward to helping clients and talent navigate the next frontier of the transformation of work.”

About Becky Frankiewicz

Frankiewicz has served as President and Chief Strategy Officer of ManpowerGroup, a global leader in workforce solutions, since her elevation from Chief Commercial Officer and President of ManpowerGroup North America in June 2025. In this role, she shaped the company’s long-term strategy and drives the enterprise-wide integration of AI across its brands: Manpower, Experis, and Talent Solutions.

Frankiewicz joined ManpowerGroup in July 2017 as President of North America, bringing deep P&L expertise from leading large, complex global businesses. Prior to ManpowerGroup, Frankiewicz led Quaker Foods North America, one of PepsiCo’s largest subsidiaries.

Frankiewicz began her career in strategic consulting with Deloitte and Andersen Consulting and started her professional journey at Procter & Gamble. She has served on the Board of Directors of Energizer Holdings, Inc. since January 2020.

ABOUT MANPOWERGROUP

ManpowerGroup® (NYSE: MAN), the leading global workforce solutions company, helps organizations transform in a fast-changing world of work by sourcing, assessing, developing, and managing the talent that enables them to win. We develop innovative solutions for hundreds of thousands of organizations every year, providing them with skilled talent while finding meaningful, sustainable employment for millions of people across a wide range of industries and skills. Our expert family of brands – Manpower, Experis, and Talent Solutions – creates substantially more value for candidates and clients across more than 70 countries and territories and has done so for more than 75 years. We are recognized consistently as a best place to work for Women, Inclusion, Equality, and Disability, and in 2026 ManpowerGroup was named one of the World’s Most Ethical Companies for the 17th time; all confirming our position as the brand of choice for in-demand talent.

For more information, visit www.manpowergroup.com, or follow us on LinkedIn and Facebook.

MEDIA CONTACT: Emma Almond, +1 (414) 544-1489, emma.almond@manpowergroup.com

SOURCE ManpowerGroup